Exhibit 15.2
Consent of Independent Registered Public Accounting Firm
We have issued our reports dated April 29, 2011 with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of WNS (Holdings) Limited on Form 20-F for the year ended March 31, 2011. We hereby consent to the incorporation by reference of said reports in the Registration Statements of WNS (Holdings) Limited on Form S-8 (File No. 333-136168 effective July 31, 2006 and File No. 333-157356 effective February 17, 2009).
/s/ Grant Thornton
Mumbai, India
April 29, 2011